Exhibit 3.1

8.4	CERTIFICATES FOR SHARES

The shares of stock of the corporation may be represented by certificates or may be uncertificated. Each shareholder shall be entitled to be issued a certificate representing its shares when any of such shares are fully paid. The board of directors may authorize the issuance of certificates for shares partly paid provided that these certificates shall state the total amount of the consideration to be paid for them and the amount actually paid. All certificates shall be signed in the name of the corporation by the chairman of the board or the vice chairman of the board or the president or a vice president and by the chief financial officer or an assistant treasurer or the secretary or an assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the corporation or upon surrender of the certificate representing such shares to the corporation or its transfer agent.

In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate ceases to be that officer, transfer agent or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

8.5	LOST CERTIFICATES

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of replacement certificates, in uncertificated form, or, if requested by the registered owner, as a new certificate or certificates, on such terms and conditions as the board may require; the board may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate or uncertificated share or shares.